Exhibit 99.1

USANA Health Sciences Reports Strong First Quarter 2015 Financial Results

  First quarter net sales increased 20.3% to $219.4 million
  First quarter EPS increased 30.4% to $1.50
  Number of active Associates increased 41.9%
  Company increases outlook for 2015; announces plans to enter 20th market

SALT LAKE CITY--(BUSINESS WIRE)--May 5, 2015--USANA Health Sciences, Inc. (NYSE: USNA) today announced financial results for its fiscal first quarter ended April 4, 2015. The Company also increased its financial outlook for 2015.

Financial Performance

For the first quarter of 2015, net sales increased by 20.3% to $219.4 million, compared with $182.4 million in the prior-year period. The increase in net sales was driven by 41.9% growth in the number of active Associates, largely as a result of strong Associate growth in the Company’s Asia Pacific region. Net sales, on a comparative basis, were positively impacted by: (i) continued momentum from the incentive program that the Company offered during the fourth quarter of 2014, which carried over for several weeks into the first quarter of 2015 in China, (ii) incremental sales that occurred ahead of price increases announced in China during the quarter, and (iii) a more favorable operating environment in China compared to the prior-year period. The Company estimates that the incremental sales ahead of the price increases in China contributed approximately $12 million to net sales for the quarter. Net sales, on a comparative basis, were negatively impacted by $9.2 million due to a strengthening U.S. dollar.

Net earnings for the first quarter increased by 19.0% to $19.7 million, compared with $16.5 million during the prior-year period. The increase in net earnings was driven by higher net sales. Although gross margins improved year-over-year by 100 basis points, and selling, general and administrative expense decreased relative to net sales, higher Associate Incentives expense offset these improvements. On a relative basis, Associate Incentives expense increased 300 basis points, due largely to the previously noted incentive program. Although we expected Associate Incentives to be elevated again during the first quarter as a result of this incentive, it came in modestly higher than anticipated.

Earnings per diluted share for the quarter increased 30.4% to $1.50, compared with $1.15 in the first quarter of the prior year. The increase in earnings per share was attributable to higher net earnings and a lower number of diluted shares outstanding due to the Company’s share repurchases during 2014. Weighted average diluted shares outstanding were 13.1 million as of the end of the first quarter of 2015, compared with 14.4 million in the prior-year period. During the first quarter of 2015, the Company did not repurchase any shares of common stock.

The Company ended the first quarter with $128.6 million in cash and cash equivalents, zero debt and $61.2 million remaining under the current share repurchase authorization.

“The first quarter was an excellent start to another promising year for USANA,” said Kevin Guest, USANA’s President. “Our results for the quarter were better than expected, notwithstanding the typical pressure from the Chinese New Year and continued headwinds from a strengthening U.S. dollar. As reported, our double-digit sales, earnings and customer growth during the quarter were driven by the strong momentum we continue to see across our business and higher-than-expected sales in China.

“We also recently announced plans to enter Indonesia later this year, which will mark a milestone 20th market for USANA. Indonesia represents an excellent growth opportunity for our company in a market whose middle class is expected to double over the next five years. Our team is enthusiastic about the potential of this new market opportunity in Asia, a region that continues to generate significant growth for USANA,” continued Mr. Guest.

Regional Results

Net sales in the Asia Pacific region increased by 31.4% to $155.9 million, compared with $118.6 million for the first quarter of the prior year. This year-over-year increase can be attributed to 43.0% sales growth in the Greater China region, 12.1% sales growth in the Southeast Asia Pacific region, and 26.6% sales growth in the North Asia region. Sales growth in Greater China was driven by triple-digit sales and customer growth in Mainland China, while growth in Southeast Asia Pacific resulted from double-digit sales and customer growth in most markets in that region. Finally, sales growth in North Asia was driven by double-digit sales and customer growth in South Korea. The number of active Associates in the Asia Pacific region increased by 58.5% year-over-year, and increased 9.8% sequentially. Net sales in the Asia Pacific region were negatively impacted by $5.5 million, on a year-over-year comparative basis, due to a strengthening U.S. dollar.

Net sales in the Americas/Europe region were essentially flat at $63.5 million, due primarily to continued pressure from a strengthening dollar, which negatively impacted sales by $3.7 million. The Company’s results in this region were driven by double-digit local currency sales growth in Canada and Mexico. The number of active Associates in this region increased by 4.9% compared to the prior-year period.

“We continue to see strong sales and customer growth in most of our markets worldwide and expect this momentum to continue during 2015,” continued Mr. Guest. “While China continued to lead the way, it is noteworthy that we generated double-digit growth in many of our markets around the world. Customer growth continues to be our primary objective, as we focus on improving the overall health and nutrition of individuals and families around the world.”

Outlook

The Company provided the following updated consolidated net sales and earnings per share outlook for 2015:

  Consolidated net sales between $870 million and $890 million, versus the previous outlook of between $850 million and $870 million
  Earnings per share between $6.45 and $6.75, versus the previous outlook of between $6.40 and $6.70

“USANA generated solid results during the first quarter,” said Chief Financial Officer, Paul Jones. “We are updating our outlook for 2015 due to our stronger-than-expected first quarter performance and the general momentum we are seeing in our business. While Associate Incentives expense was elevated again this quarter as a result of the incentive program that carried over into 2015, we expect this expense to begin to trend down beginning in the second quarter. Our outlook includes the previously announced investments to strengthen our infrastructure, build even greater brand-awareness, and drive product and technology innovation. Our outlook also reflects our confidence in the fundamental strength of our business, ability to execute our growth strategies, and belief that 2015 will be another record year for USANA.”

Conference Call

The Company has posted the “Management Commentary, Results and Outlook” document on the Company’s website (www.usanahealthsciences.com) under the “Investor Relations” section of the site. USANA will hold a conference call and webcast to discuss today’s announcement with investors on Wednesday, May 6, 2015 at 11:00 AM Eastern Time. Investors may listen to the call by accessing USANA’s website at http://www.usanahealthsciences.com. The call will consist of brief opening remarks by the Company’s management team, before moving directly into questions and answers.

About USANA

USANA develops and manufactures high-quality nutritional, personal care, and weight-management products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, China, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, the United Kingdom, Thailand, France, Belgium and Colombia. More information on USANA can be found at http://www.usanahealthsciences.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions generally, reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, and risks associated with our international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

USANA Health Sciences, Inc.
Consolidated Statements of Earnings
(In thousands, except per share data)
(Unaudited)

	Quarter Ended
	29-Mar-14	4-Apr-15

Net sales	$182,401	$219,378
Cost of sales	33,828	38,364
Gross profit	148,573	181,014

Operating expenses
Associate incentives	78,874	101,353
Selling, general and administrative	44,577	49,875

Earnings from operations	25,122	29,786

Other income (expense)	125	168
Earnings before income taxes	25,247	29,954

Income taxes	8,710	10,274

NET EARNINGS	$16,537	$19,680

Earnings per share - diluted	$1.15	$1.50
Weighted average shares outstanding - diluted	14,395	13,085

USANA Health Sciences, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	As of	As of
ASSETS	3-Jan-15	4-Apr-15
Current Assets
Cash and cash equivalents	$111,126	$128,569
Inventories	45,248	50,959
Prepaid expenses and other current assets	34,553	31,940
Total current assets	190,927	211,468

Property and equipment, net	71,164	73,374
Goodwill	17,941	18,055
Intangible assets, net	40,952	41,250
Deferred income taxes	5,933	5,861
Other assets	23,667	25,040
Total assets	$350,584	$375,048

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$7,779	$9,474
Other current liabilities	100,926	100,878
Total current liabilities	108,705	110,352

Other long-term liabilities	1,114	1,110
Deferred income taxes	10,601	10,279

Stockholders' equity	230,164	253,307
Total liabilities and stockholders' equity	$350,584	$375,048

USANA Health Sciences, Inc.
Sales by Region
(Unaudited)
(In thousands)

	Quarter Ended
	29-Mar-14		4-Apr-15
Region

Americas and Europe	$63,815	35.0%	$63,524	28.9%

Asia Pacific

Southeast Asia Pacific	40,448	22.2%	45,339	20.7%

Greater China	70,847	38.8%	101,286	46.2%

North Asia	7,291	4.0%	9,229	4.2%

Asia Pacific Total	118,586	65.0%	155,854	71.1%

Total	$182,401	100.0%	$219,378	100.0%

Active Associates by Region (1)
(Unaudited)

	As of
	29-Mar-14		4-Apr-15
Region

Americas and Europe	82,000	30.9%	86,000	22.8%

Asia Pacific

Southeast Asia Pacific	64,000	24.2%	77,000	20.5%

Greater China	110,000	41.5%	201,000	53.5%

North Asia	9,000	3.4%	12,000	3.2%

Asia Pacific Total	183,000	69.1%	290,000	77.2%

Total	265,000	100.0%	376,000	100.0%

(1) Associates are independent distributors of our products who also purchase our products for their personal use. We only count as active those Associates who have purchased from us any time during the most recent three-month period, either for personal use or for resale.

Active Preferred Customers by Region (2)
(Unaudited)

	As of
	29-Mar-14		4-Apr-15
Region

Americas and Europe	61,000	78.2%	63,000	73.3%

Asia Pacific

Southeast Asia Pacific	10,000	12.8%	12,000	14.0%

Greater China	3,000	3.9%	4,000	4.6%

North Asia	4,000	5.1%	7,000	8.1%

Asia Pacific Total	17,000	21.8%	23,000	26.7%

Total	78,000	100.0%	86,000	100.0%

(2) Preferred Customers purchase our products strictly for their personal use and are not permitted to resell or to distribute the products. We only count as active those Preferred Customers who have purchased from us any time during the most recent three-month period.

CONTACT:
USANA Health Sciences, Inc.
Investors contact:
Patrique Richards, 801-954-7961
Investor Relations
investor.relations@us.usana.com
Media contact:
Dan Macuga, 801-954-7280
Public Relations